Dean Capital Management, LLC Proxy Voting Policies and Procedures 06/25/2014

RESPONSIBILITY TO VOTE PROXIES

Dean Capital Management (“DCM”) provides investment management services for client accounts, and such services may include proxy voting responsibilities. As a fiduciary, DCM is obligated to vote proxies in the best interests of its clients. DCM has adopted its Policy in order to satisfy its fiduciary obligation and the requirements of Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended. Dean Investment Associates, LLC (“DIA”) has assumed the responsibility of voting proxies on behalf of certain clients who have properly delegated such responsibility to DIA (each a “Client and collectively the “Clients”). (DCM is an affiliate of DIA and DCM is a sub-adviser for certain DIA accounts). DIA’s Portfolio Administration Department executes DCM’s Proxy Voting Policy on behalf of DCM. DCM’s proxy books and records are located at C.H. Dean, Inc., the parent of Dean Investment Associates, LLC (please see ADV Part 1, Section 1.L).

DCM is regulated by, and required to comply with, various state and federal laws, such as the Investment Advisers Act of 1940, the Investment Company Act of 1940, and the Employee Retirement Income Security Act of 1974 (“ERISA”). The proxy voting policies and procedures described herein are designed to meet the applicable proxy voting standards for both ERISA and non-ERISA Clients. Therefore, these proxy voting policies and procedures apply to all of the Clients.

A copy of the Proxy Voting Policies and Procedures will be retained in DCM’s files. DCM may amend its proxy policies and procedures from time to time without prior notice to its Clients, except as required by law. Information about how DCM voted with respect to the securities held in the portfolio of a Client is available to the Client upon written request.

Any request from a Client for information about how DCM voted with respect to the securities held in the Client’s portfolio and any written response of DCM will be retained in DCM’s files. Clients may obtain a copy of DCM’s proxy voting policy or a record of how DCM voted proxies by contacting DCM’s Chief Compliance Officer at (913) 944-4444.

Information about how DCM voted with respect to the securities held in the portfolios of its Clients and all documentation related to the proxy voting procedures discussed below will be retained in DCM’s files for a period of five years from the end of the fiscal year during which the last entry was made on such record.

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PROXY VOTING PROCESS

Dean Capital Management (“DCM”) manages assets for a variety of clients, including its affiliate, Dean Investment Associates (“DIA”). DCM’s proxy voting process is delegated to and administered by DIA’s Portfolio Administration Department located in Beavercreek, Ohio, which reports to DIA’s Chief Operations Officer. Oversight of the administration of the process is provided by DIA’s Chief Compliance Officer and by DCM’s Chief Compliance Officer. DIA’s Portfolio Administration Department determines the manner in which a proxy will be voted based on review of Management’s recommendation and/or a third- party service provider’s recommendation and analysis. Generally, DIA’s Portfolio Administration Department will vote with management when there are management recommendations, although DCM portfolio managers can override the management recommendation, such as with mergers or activist investing where an issue may adversely affect the value of a security. When there are no management recommendations, DIA’s Portfolio Administration Department utilizes internal and external analysis, including assistance by DCM portfolio managers, to vote such proxies in a manner that believed to be in the best interest of clients.

DCM’s general policy is to vote proxies on a given issue the same for all of its clients. This Policy is based on the view that DCM, in its role as investment adviser, must vote proxies based on what it believes will maximize shareholder value as a long-term investor, and the votes that it casts on behalf of all its clients are intended to accomplish that objective.

Consistent with applicable fiduciary standards, DCM will vote proxies with respect to the securities held in a client’s portfolio unless DCM determines that any benefit that the client might gain from voting a proxy would be outweighed by the costs associated with voting. In voting such proxies, DCM will act prudently, taking into consideration those factors that may affect the value of the security, and will vote such proxies in a manner that, in its opinion, is in the best interest of the Client.

For clients for whom DCM has proxy voting authority, DCM maintains written policies and procedures as to the handling, research, voting, reporting and recordkeeping of proxy voting and makes appropriate disclosures about DCM’s proxy policies and practices. DCM’s policy and practice includes the responsibility to monitor corporate actions, receive and vote client proxies and disclose any potential conflicts of interest as well as making information available to clients about the voting of proxies for their portfolio securities and maintaining relevant and required records.

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Role of Third Parties

To assist it in its proxy-voting responsibilities, DIA’s Portfolio Administration Department utilizes “ProxyEdge,” the suite of voting services from Broadridge that simplify the management of institutional proxies, to execute DCM and DIA’s proxy voting process.

ProxyEdge provides proxy information through an automated electronic interface based on share positions provided directly to Broadridge by client custodians. DIA’s Portfolio Administration Department receives notification via email and alerts from ProxyEdge on upcoming and outstanding votes which assist DIA’s Portfolio Administration Department in helping assure proxies are voted on a timely basis. Votes are electronically submitted through ProxyEdge. ProxyEdge also provides DIA’s Portfolio Administration Department with vote execution, recordkeeping and reporting support services.

Conflicts of Interest

DCM is required to vote proxies in the best interests of its clients. It is essential, therefore, that material conflicts of interest or the appearance of a material conflict be avoided.

Potential conflicts of interest are inherent in DCM’s and its affiliates’ organizational structure and in the nature of its clients.

There may be occasions where the voting of proxies may present an actual or perceived conflict of interest between DCM and its Clients.

Potential conflict of interest situations include, but are not limited to, the following situations:

-	where DCM or an affiliated person of DCM (a “DCM Affiliate”) manages assets, administers employee benefit plans, or provides other financial services or products to a company whose management is soliciting proxies,
-	where DCM or a DCM Affiliate manages assets of a proponent of a proxy proposal or has another business relationship with the proponent,
-	where DCM or a DCM Affiliate has personal or business relationships with participants in a proxy contest or with corporate directors or candidates for corporate directorships, or
-	where DCM or a DCM Affiliate has a personal interest in the outcome of a particular matter before shareholders.

Proposals not covered by the Policy, including conflicts that may arise, will be evaluated on a case-by-case basis and the steps taken to address the issue will be documented in writing. In order to avoid even the appearance of impropriety, if DCM determines that voting a proxy for a Client presents an actual or potential conflict of interest, DCM will disclose the conflict to the Client and obtain the Client’s consent before voting such proxy.

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If necessary, DCM will consult with an independent consultant, outside counsel or the client to resolve any material conflicts of interest.

Summary:

DCM considers each proposal on its own merits. Typically, DCM will vote in line with management recommendations. If no recommendation is provided, DCM willutilize internal and external research and/or Portfolio manager recommendations, or will abstain from voting on the respective issue if in the best interest of clients. Portfolio managers may override recommendations of management, generally for mergers or activist investing, if deemed to be in the best interest of clients.

Proxy Voting Guidelines

The following guidelines provide a broad outline of how DCM generally votes with respect to a number of more common proxy voting issues:

Basic Corporate Governance Issues:

DCM generally will vote for corporate proposals recommended by management of a company unless the proposal will have a negative impact on the value of the company’s stock.

DCM generally will vote FOR management proposals related to:

- Annual election of directors

- Appointment of auditors

- Reasonable indemnification of management or directors or both

- Confidentiality of voting

- Equal access to proxy statements

- Cumulative voting

- Declassification of boards

- Majority of independent directors

DCM generally will vote AGAINST management proposals related to:

- Removal of directors from office only for cause or by a supermajority vote

- “Sweeteners” to attract support for proposals

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- Unequal voting rights (“superstock”)

- Staggered or classified election of directors

-	Limitations on shareholder rights to remove directors, amend by-laws, call special meetings, nominate directors,
-	Actions designed to limit or abolish shareholder rights to act independently such as acting by written consent

- Voting unmarked proxies in favor of management

- Eliminating existing pre-emptive rights

Anti-Takeover Defense and Related Actions

DCM generally will vote AGAINST management sponsored anti-takeover proposals since they tend to reduce shareholders rights.

DCM generally will vote FOR proposals related to:

- Fair price provisions

-	Certain increases in authorized shares and/or creation of new classes of common or preferred stock

- Eliminating greenmail provisions

- Eliminating poison pill provisions

- Re-evaluating or eliminating existing “shark repellents”

DCM generally will vote AGAINST:

-	Proposals authorizing the company’s board of directors to adopt, amend or repeal by-laws without shareholder approval
-	Proposals authorizing the company’s management or board of directors to buy back shares at premium prices without shareholder approval

Compensation Plans

DCM believes that, in order for companies to recruit, promote and retain competent personnel, companies must provide appropriate and competitive compensation plans. DCM generally will vote FOR management sponsored compensation plans that are reasonable, industry competitive and not unduly burdensome to the company.

DCM generally will vote FOR:

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- Stock option plans and/or stock appreciation right plans

- Profit incentive plans if the option is priced at 100% fair market value

-	Extension of stock option grants to non-employee directors in lieu of cash compensation if the option is priced at or about the then fair market value

- Profit sharing, thrift or similar savings plans

DCM generally will vote AGAINST:

-	Stock option plans that permit issuance of loans to management or selected employees with authority to sell stock purchased by the loan without immediate repayment
-	Stock option plans that are overly generous (below market price or with appreciation rights paying the difference between the option price and the stock price)
-	Stock options plans that permit pyramiding or permit the directors to lower the purchase price of outstanding options without a simultaneous and proportionate reduction in the number of shares available
-	Incentive plans that become effective in the event of hostile takeovers or mergers (golden and tin parachutes)
-	Proposals creating an unusually favorable compensation structure in advance of a sale of the company

- Proposals that fail to link executive compensation to management performance

-	Acceleration of stock options/awards if the majority of the board of directors changes within a two year period
-	Grant of stock options to non-employee directors in lieu of cash compensation at a price below 100% fair market value

- Adoption of a stock purchase plan at less than 85% of fair market value

Social, Political and Environmental Issues

Regarding social, political, and environmental issues, unless directed by a client to vote in a certain manner, we will generally vote in accordance with the recommendations of management , or abstain from voting on the respective issues. DCM generally supports the notion that corporations should be expected to act as good citizens, but, as noted above, is obligated to vote on social and political proposals in a way that it believes will most increase shareholder value. As a result, DCM has adopted its Policy to vote on a case-by- case basis for most social and political issue proposals. DCM will generally vote for the approval of anti-discrimination policies.

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Mergers and Other Significant Transactions

Shareholders are asked to consider a number of different types of significant transactions, including mergers, acquisitions, sales of all or substantially all of a company’s assets, reorganizations involving business combinations and liquidations. Each of these transactions is unique. Therefore, DCM’s Policy is to vote on each of these transactions on a case-by-case basis.

Capital Structure and Recapitalization

DCM recognizes that from time to time companies must reorganize their capital structure in order to avail themselves of access to the capital markets or to restructure their financial position. DCM generally will vote FOR such management sponsored reorganization proposals if such proposals will help the company gain better access to the capital markets and attain a better financial position. DCM generally will vote AGAINST such proposals that appear to entrench management and do not provide shareholders with economic value.

DCM generally will vote FOR:

- Proposals to reincorporate or reorganize into a holding company

-	Authorization of additional common or preferred shares to accommodate a stock split or other business purposes not related to anti-takeover measures as long as the increase is not excessive and a valid need has been shown

DCM generally will vote AGAINST:

- Proposals designed to discourage mergers and acquisitions in advance

-	Proposals to change the company’s state of incorporation to a state less favorable to shareholders interests

- Reincorporating in another state to implement anti-takeover measures

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